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                                 EXHIBIT 21.1

                            MATRIX SERVICE COMPANY

                                 Subsidiaries


          Matrix Service, Inc., an Oklahoma corporation

          Matrix Service Mid-Continent, Inc., an Oklahoma corporation

          San Luis Tank Piping Construction Co., Inc., a Delaware corporation

          Matrix Coatings, Inc., a California corporation

          Matrix Service, Inc. Canada, an Ontario, Canada corporation

          Midwest Industrial Contractors, Inc., a Delaware corporation

          Brown Steel Contractors, Inc., a Georgia corporation

          Georgia Steel Acquisition Corp., an Oklahoma corporation

          Brown Steel Services, Inc., a Georgia corporation

          Brown Tanks, Inc., a Georgia corporation

          Aqua Tanks, Inc., a Georgia corporation

          San Luis Tank S.A. de C.V., a Mexican corporation

          Matrix Service, Inc., Panama, a Panama Corporation